UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 3, 2008
(Date of report; date of
earliest event reported)
Commission file number: 0-51438
RESIDENTIAL CAPITAL, LLC
(Exact name of registrant as specified in its charter)

Delaware	20-1770738
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One Meridian Crossings
Minneapolis, Minnesota
55423
(Address of principal executive offices)
(Zip Code)
(952) 857-8700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Senior Secured Credit Facility
On June 4, 2008, Residential Funding Company, LLC (“RFC”) and GMAC Mortgage, LLC (“GMAC Mortgage”), each subsidiaries of Residential Capital, LLC (“ResCap”), entered into a Loan Agreement (the “Loan Agreement”) with GMAC LLC (“GMAC”), pursuant to which GMAC is providing to RFC and GMAC Mortgage a senior secured credit facility (the “Facility”) with a principal amount of up to $3.5 billion (the “Facility Limit”). The proceeds of the Facility will be used to repay existing indebtedness of ResCap on or prior to its maturity, to acquire certain assets, and for other working capital purposes. Under the Facility, GMAC has agreed to make revolving loans to RFC and GMAC Mortgage, and has further agreed to acquire $1.2935 billion of the outstanding $1.75 billion bank term loan due July28, 2008 (the “Term Loan”). ResCap paid the remainder of the Term Loan with proceeds of a draw under the Facility. The amounts used to acquire portions of the Term Loan have been converted into a loan that is subject to the terms and conditions of the Facility. The aggregate outstanding principal amount of the Term Loan and additional revolving loans (collectively, “Advances”) under the Facility at any time may not exceed the lesser of the Facility Limit and the allowable borrowing base as determined in accordance with the terms of the Facility.
Advances will bear interest at a floating rate equal to one-month LIBOR plus 2.75%. The Facility expires on May 1, 2010.
The obligations of RFC and GMAC Mortgage under the Loan Agreement are guaranteed by ResCap, Homecomings Financial, LLC, a subsidiary of RFC, and GMAC-RFC Holding Company, LLC and GMAC Residential Holding Company, LLC, each subsidiaries of ResCap. The Guarantors and certain other subsidiaries of RFC and GMAC Mortgage will pledge assets to be included in the collateral for the Facility.
The Facility is secured by a first priority lien on, among other things, mortgage loans, servicing advances, asset backed notes, equity interests, securities and deposit accounts, and other assets. The assets constitute substantially all of the existing and after-acquired unencumbered assets of RFC, GMAC Mortgage, ResCap and the other Guarantors. The borrowers under the Facility will, subject to certain requirements, be permitted to sell the collateral and, with respect to certain “primary” collateral, will be required to pay down the facility or reinvest the proceeds in certain eligible assets.
The Loan Agreement contains certain financial covenants, among other covenants, requiring ResCap to maintain (i) consolidated tangible net worth of $250 million, and (ii) subject to applicable grace periods, consolidated liquidity of $750 million. For these purposes, consolidated tangible net worth means consolidated equity, excluding intangible assets and any equity in GMAC Bank to the extent included in ResCap’s consolidated balance sheet; and consolidated liquidity means consolidated cash and cash equivalents, excluding cash and cash equivalents of GMAC Bank to the extent included in ResCap’s consolidated balance sheet. These financial covenants are also included in certain of ResCap’s bilateral credit facilities.
RFC and GMAC Mortgage and certain other obligors under the Loan Agreement provide representations, covenants and indemnities that are customary in similar facilities.
Purchase and Sale of Model Homes and Certain Other Assets
Cerberus Capital Management, L.P. or its designee(s) (“Cerberus”) has agreed to purchase certain assets of ResCap with a carrying value of approximately $479 million for consideration consisting of $230 million in cash (the “Cash Amount”) and a Series B junior preferred membership interest in a newly-formed entity, CMH Holdings, LLC (“CMH”), which will not be a subsidiary of ResCap and the managing member of which will be an affiliate of Cerberus. CMH will purchase from ResCap model home and lot option assets of each of GMAC Model Home Finance, LLC, KBOne, LLC, LENOne, LLC and GMCMTH, LLC through an acquisition of the equity of such entities and, if any such assets are not reasonably acceptable to Cerberus, such other assets as may be mutually acceptable (collectively, the “Subject Assets”). To the extent that the Subject Assets include model home and lot option assets, such assets are part of primary collateral securing the Facility and the new notes issued in conjunction with ResCap’s private exchange offers, but their sales proceeds are subject to certain exceptions from the asset sale covenant under the Facility and the indentures governing the new notes. If the Subject Assets are primary collateral, then, subject to the exceptions from the asset sale covenant, the sale proceeds will be applied in compliance with the terms of the Facility and such indentures.
For purposes of financing CMH’s purchase of the Subject Assets, Cerberus will enter into a term and revolving loan with CMH. The term loan principal amount is equal to the Cash Amount. The revolving loan maximum amount is $10,000,000. The loans will bear interest at a rate of 15% per annum and would compound quarterly to the extent not paid in cash. The loans will mature on June 30, 2013 and be secured by a pledge of all of the assets of CMH.
Cerberus will receive all of the Series A preferred membership interests of CMH in an aggregate amount equal to $10,000, plus all amounts contributed to CMH by Cerberus following the closing to fund expenses associated with the Subject Assets and their disposition. The Series A senior preferred membership interests will be entitled to a preferred return equal to the difference between (I) the greater of (x) 20% of the Cash Amount and (y) a 20% per annum return on the aggregate amount of the initial $10,000 investment, the Cash Amount and any additional capital contributions by Cerberus to CMH, compounded annually, and (II) the interest paid on the loans. Cerberus would also receive all of the common membership interests of CMH.
The Series B junior preferred membership interest will be issued to ResCap with a liquidation preference equal to the difference (but not greater than $250 million) between the net book value at closing of the Subject Assets, as set forth in the books of ResCap, and the Cash Amount, which liquidation preference would increase by a preferred return of 20% per annum, compounded annually. After payment in full of the loans, the holders of the Series A senior preferred membership interests will be entitled to receive all distributions from CMH (whether from interest or principal payments, sale of assets or upon liquidation) prior to any distributions on the Series B junior preferred membership interests or any other membership interests. Following payment of the return of the Series A senior preferred membership interests, ResCap would be entitled to receive full payment of the liquidation preference of the Series B junior preferred membership interests and then Cerberus, as holder of the common membership interests, would be entitled to receive any remaining surplus.
ResCap will pledge all of the Series B junior preferred membership interests as primary collateral to secure the Facility and the new notes issued in conjunction with ResCap’s private exchange offers.
CMH will be committed to effectuate the orderly sale of the Subject Assets in arms-length transactions through the retention of nationally recognized brokers. The Subject Assets would be sold through an auction process or such other process as recommended by such brokers, and all sales of the Subject Assets would be subject to the approval of CMH’s managing member.
Cerberus’ commitment is subject to customary closing conditions. This transaction is expected to close by June 9, 2008.
Item 3.02 Unregistered Sales of Equity Securities
     Pursuant to the terms of ResCap’s Limited Liability Company Agreement, as amended, on June 3, 2008, GMAC contributed notes of ResCap that GMAC had previously purchased in open market purchase transactions with a face amount of $249,085,000 and a fair value as of March 31, 2008 of approximately $199,152,000 to ResCap in exchange for 199,152 non-cumulative, non-participating, perpetual preferred memberships interests (the “ResCap Preferred”), with a liquidation preference of $1,000 per unit. As previously reported, ResCap issued 607,192 of the ResCap Preferred units to GMAC on March 31, 2008 in exchange for a contribution of approximately $1.2 billion of ResCap notes having a fair value as of March 31, 2008 of approximately $607,192,000.
     The ResCap Preferred ranks senior in right of payment to ResCap’s common membership interests with respect to distributions and payments on liquidation, winding-up or dissolution of ResCap. The ResCap Preferred pays quarterly distributions at the rate of 13% of the liquidation preference (the “Preferred Distribution”) when, as and if authorized by ResCap’s Board of Directors. ResCap may not pay distributions on its common membership interests if any Preferred Distributions have not been paid, or sufficient funds have not been set aside for such payment, for the then-current quarterly period. Preferred Distributions are not cumulative. ResCap is currently prohibited by the Operating Agreement between it and GMAC from paying distributions on any of its membership interests. The ResCap Preferred is redeemable at ResCap’s option on any Preferred Distribution payment date if approved by ResCap’s Board of Directors, including a majority of the independent directors, in whole or in part for 100% of its liquidation preference plus any authorized but unpaid dividends on the ResCap Preferred being redeemed.
     The ResCap Preferred is exchangeable at GMAC’s option on a unit-for-unit basis into preferred membership interests (the “IB Preferred”) in IB Financing Holdings, LLC (“IB Finance”) at any time on or after January 1, 2009, so long as neither ResCap nor any of its significant subsidiaries was the subject of any bankruptcy proceeding on or before that date. The ResCap Preferred has no voting rights, except as required by law, and is not transferable by GMAC to any party other than a wholly-owned affiliate of GMAC without the consent of ResCap’s Board of Directors, including a majority of the independent directors.
     IB Finance owns GMAC Bank, an industrial loan corporation. ResCap owns the non-voting common interests (attributable to the mortgage finance operations) (the “IB Mortgage Common”) and GMAC owns the voting common interests (attributable to the automotive finance operations) (the “IB Automotive Common”) in IB Finance. ResCap and GMAC contribute capital to and share earnings and distributions from IB Finance based on the performance of the mortgage division and the automotive division of GMAC Bank, respectively. ResCap, GMAC and IB Finance have entered into an agreement (the “Exchange Agreement”) that provides that, if GMAC elects to exchange the ResCap Preferred for IB Preferred, IB Finance will allocate capital attributable to the IB Mortgage Common to the IB Preferred in an amount equal to the liquidation preference of the ResCap Preferred being exchanged, which will then be issued to GMAC.
     The IB Preferred ranks senior in right of payment to the IB Mortgage Common with respect to distributions and payments on liquidation, winding-up or dissolution of IB Finance. The IB Preferred has no claims to the assets attributable to the IB Automotive Common. The IB Preferred pays quarterly distributions at the rate of 10% of the liquidation preference when, as and if authorized by IB Finance’s Board of Directors out of funds attributable to IB’s mortgage finance operations. IB Finance may not pay distributions on the IB Mortgage Common interests if preferred distributions on the IB Preferred have not been paid, or sufficient funds for such payments have not been set aside, for the then-current quarterly period. Preferred distributions on the IB Preferred are not cumulative. The IB Preferred is redeemable at the option of ResCap’s independent directors on any preferred distribution payment date in whole, or in part for 100% of its liquidation preference plus any authorized but unpaid distributions on the IB Preferred. The IB Preferred has no voting rights, except as required by law, and is not transferable by GMAC to any party other than a wholly-owned affiliate of GMAC without the consent of ResCap’s independent directors.
     The ResCap Preferred units were sold pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDENTIAL CAPITAL, LLC (Registrant)
Dated: June 9, 2008	/s/ James N. Young
James N. Young
Chief Financial Officer